Exhibit 99.1

INDEPENDENT AUDITORS´ REPORT

To the Board of Directors and Stockholders of
   Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A.

We have audited the accompanying financial statements of Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A. (the “Company”), which comprise the balance sheets as of December 31, 2012 and 2011 and the related statements of income, stockholders’ equity, and cash flows for the years then ended, and the related notes to financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America. This responsibility includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes assessing the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by the Company’s management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The accompanying statements of income and cash flows for the year ended December 31, 2010 were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

/s/ DELOITTE AUDITORES Y CONSULTORES LIMITADA

March 28, 2013

Santiago, Chile

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.

BALANCE SHEETS AS OF DECEMBER 31, 2012 AND 2011
(In thousands of United States dollars - ThUS$)
(The 2010 financial statements are unaudited)

	Notes	2012	2011
ASSETS		ThUS$	ThUS$

CURRENT ASSETS:
Cash and cash equivalents	4	15,587	4,330
Trade receivables, net	3	30,421	55,230
Accounts receivable from related companies	8	8	1,555
Inventories, net	3	17,479	18,995
Prepaid expenses and other current assets	3	1,283	1,836
Recoverable taxes		3,262	-
Deferred income taxes	11	754	1,044

Total current assets		68,794	82,990

PROPERTY, PLANT AND EQUIPMENT:
Buildings		1,383	1,322
Machinery and equipment		33,070	37,309
Vehicles		21,734	20,155
Machinery and vehicles acquired under capital leases		27,692	24,114

		83,879	82,900
Less - accumulated depreciation		(54,597)	(49,619)

Net property, plant and equipment		29,282	33,281

OTHER ASSETS:
Account receivables from related companies	8	-	791
Investment in affiliate	7	221	173

Total other assets		221	964

TOTAL ASSETS		98,297	117,235

The accompanying notes are an integral part of these financial statements

	Notes	2012	2011
LIABILITIES AND STOCKHOLDERS' EQUITY		ThUS$	ThUS$

CURRENT LIABILITIES:
Short-term debt	9	-	6,895
Current maturities of long-term debt	9	778	1,056
Current maturities of capital leases	10	2,133	1,811
Accounts payable	3	5,233	15,530
Accounts payable to related companies	8	828	2,719
Withholdings and accrued expenses	3	11,328	10,528
Unearned income	3	1,415	1,386
Income taxes payable		-	3,866
Other current liabilities		1,242	1,010

Total current liabilities		22,957	44,801

LONG-TERM LIABILITIES:
Long-term debt	9	-	791
Capital leases	10	1,010	81
Accrued expenses	3	4,980	4,046
Unearned income	3	719	1,552
Deferred income taxes	11	1,957	1,588

Total long-term liabilities		8,666	8,058

STOCKHOLDERS' EQUITY:
Common stock		310	310
Retained earnings		66,364	64,066

Total stockholders' equity		66,674	64,376

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		98,297	117,235

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010
(In thousands of United States dollars - ThUS$)
(The 2010 financial statements are unaudited)

	Notes	2012	2011	2010
		ThUS$	ThUS$	ThUS$
				(Unaudited)

REVENUES		212,619	230,681	169,134

COST OF REVENUES		(192,963)	(194,643)	(147,105)

GROSS PROFIT		19,656	36,038	22,029

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES		(10,801)	(10,179)	(7,604)

OPERATING INCOME		8,855	25,859	14,425

OTHER INCOME (EXPENSE):
Equity in net earnings of affiliate		48	70	40
Financial expense		(499)	(215)	(491)
Foreign exchange gains (losses)		1,520	(3,304)	822

Other income (expense) - net		1,069	(3,449)	371

Income before income taxes		9,924	22,410	14,796

Income tax expense	11	(2,126)	(4,121)	(1,761)

Net income		7,798	18,289	13,035

The accompanying notes are an integral part of these financial statements

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.

STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010
(In thousands of United States dollars - ThUS$)
(The 2010 financial statements are unaudited)

	Common	Common	Retained	Total
	Shares	stock	earnings	equity
		ThUS$	ThUS$	ThUS$

Balance as of January 1, 2010	3,600,000	310	39,742	40,052
Dividends distribution		-	(3,000)	(3,000)
Comprehensive income:
Net income for the year 2010		-	13,035	13,035

Balance as of December 31, 2010	3,600,000	310	49,777	50,087
Dividends distribution		-	(4,000)	(4,000)
Comprehensive income:
Net income for the year 2011		-	18,289	18,289

Balance as of December 31, 2011	3,600,000	310	64,066	64,376
Dividends distribution		-	(5,500)	(5,500)
Comprehensive income:
Net income for the year 2012		-	7,798	7,798

Balance as of December 31, 2012		310	66,364	66,674

The accompanying notes are an integral part of these financial statements

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010
(In thousands of United States dollars - ThUS$)
(The 2010 financial statements are unaudited)

	2012	2011	2010
	ThUS$	ThUS$	ThUS$
			(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Collection of trade account receivables	274,344	255,281	193,115
Other income received	815	860	432
Payments to suppliers and personnel	(218,088)	(217,110)	(158,619)
Payment of interest	(499)	(146)	(599)
VAT and similar items paid	(26,044)	(22,180)	(16,083)

Total net cash flows provided by operating activities	30,528	16,705	18,246

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of leasing	(3,004)	(3,480)	(5,427)
Proceed from loans	30,499	8,420	-
Dividend payments	(5,500)	(4,000)	(3,000)
Rapayments of loans	(33,760)	(473)	(257)

Total net cash flow (used in) provided by financing activities	(11,765)	467	(8,684)

CASH FLOWS FROM INVESTMENT ACTIVITIES:
Sales of fixed assets	1,889	182	5,914
Loan to related parties	-	(2,300)	-
Payments of loans to related parties	1,847	448	-
Purchases of fixed assets	(11,242)	(18,656)	(11,624)

Total net cash flow used in investment activities	(7,506)	(20,326)	(5,710)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	11,257	(3,154)	3,852

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	4,330	7,484	3,632

CASH AND CASH EQUIVALENTS AT THE END OF YEAR	15,587	4,330	7,484

The accompanying notes are an integral part of these financial statements

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010
(In thousands of United States dollars - ThUS$)
(The 2010 financial statements are unaudited)

	2012	2011	2010
	ThUS$	ThUS$	ThUS$
			(Unaudited)
RECONCILIATION BETWEEN NET CASH FLOWS PROVIDED BY
OPERATING ACTIVITIES AND NET INCOME FOR THE YEAR:
Net income	7,798	18,289	13,035

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,673	10,725	9,024
Net foreign exchange differences	(1,520)	3,304	(822)
Equity share in net income of related company	(48)	(70)	(40)
Allowance for inventory reserve	122	110	652
Deferred income taxes	627	380	(22)

Changes in operating assets (increases) decreases:
Trade account receivables	24,812	(19,136)	(7,593)
Inventories	1,516	(7,902)	(2,721)
Other assets	552	(671)	426
Due from related companies	491	(590)	1,114

Changes in operating liabilities increases (decreases):
Accounts payable related to operating income	(12,188)	5,698	1,159
Other accounts payable	1,966	5,808	3,215
Unearned revenues	(804)	(296)	774
VAT and similar payables	(6,469)	1,056	45

NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	30,528	16,705	18,246

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS
GEOTEC BOYLES BROS S.A.

NOTES TO FINANCIAL STATEMENTS
(In thousands of United States dollars - ThUS$)
(The 2010 financial statements are unaudited)

Note 1. Description of business

The Company provides mining prospection services principally in the area of drilling and maintenance and recovery of water wells.

Note 2. Summary of significant accounting policies

Basis of Presentation - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Foreign Currency Transactions and Translation - The currency of the country in which the Company is incorporated is the Chilean pesos.  Management determined the U.S. dollar as the Company’s functional currency in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 52 (codified in FASB ASC Topic 830).  Accordingly, the Company remeasured into U.S. dollars monetary assets and liabilities at year-end exchange rates while nonmonetary items are remeasured at historical rates. Income and expense accounts are remeasured at the monthly average rates in effect during the year, except for depreciation which is remeasured at historical rates.  Gains or losses from changes in exchange rates are recognized in income in the year of occurrence. Foreign exchange gains (losses) for 2012, 2011 and 2010 amounted to ThUS$1,520, ThUS$(3,304) and ThUS$822, respectively.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Inventories - Inventories are valued at the lower of cost or market (net realizable value). Cost is determined by the weighted average method. Adjustments of value are recorded for inventory considered to be excess or obsolete.  The amount of adjustments as of December 31, 2012 and 2011 was ThUS$603 and ThUS$533, respectively.

Property, plant and equipment - Property, plant and equipment are recorded at acquisition cost, net of accumulated depreciation. Routine maintenance costs are expense as incurred.  Assets acquired under capital leases are recorded as acquisitions of property, plant and equipment, in an amount equivalent to the lower of; present value of the minimum lease payments, plus the present value of the purchase option and market value.  The assets will be legally owned by the company only when it exercises the purchase option.

Depreciation is provided using the straight-line method over the estimated useful lives of the assets. As of December 31,2012, accumulated depreciation for assets owned and for leased assets amounted ThUS$53,717 and ThUS$880, respectively, (ThUS$47,918 and ThUS$1,701, as of December 31, 2011, respectively). Depreciation expense for assets owned was ThUS$12,958, ThUS$9,586 and ThUS$7,963 in 2012, 2011 and 2010, respectively.  Depreciation expense for leased assets was ThUS$715, ThUS$1,139 and ThUS$1,061 in 2012, 2011 and 2010, respectively.  The useful lives used for the items within each property classification are as follows:

Years
Buildings	20
Camps	1
Machinery and equipment	5
Vehicles	3 to 5
Leased assets	5

Impairment of Long-Lived Assets - Long-lived assets, such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.  The Company has determined that no impairment of long-lived assets was required, for the years ended December 31, 2012 and 2011.

Revenue recognition- Revenues from contracts for the Company’s mineral exploration drilling services are billable based on the quantity of drilling performed. Thus, revenues for these drilling contracts are recognized on the basis of actual footage or meterage drilled. Revenues from contracts for maintenance and recovery of water wells are recognized upon rendering of such services.

Allowance for doubtful accounts receivables - The Company estimates the allowance based on an individual analysis of customer credit worthiness and payment capacity.  The Company has determined that no allowance for doubtful accounts receivables was required, as of December 31, 2012 and 2011.

Cash and cash equivalents - The Company considers investments with an original maturity of three months or less when purchased to be cash equivalents.  As of December 31, 2012 and 2011, cash and cash equivalents include cash on hand and in banks, and marketable securities.  The carrying value of cash and cash equivalents approximates fair value.

Accrued expenses - Vacation cost and compensation plan for executives accruals are accrued as an expense in the year in which earned.

Income taxes - Income taxes are provided using the asset-and-liability method, in which deferred taxes are recognized for the tax consequences of temporary differences between the financial statements carrying amounts and tax basis of existing assets and liabilities.  Deferred tax assets are reviewed for recoverability and valuation allowances are provided as necessary. Provisions for income taxes are made in accordance with Chilean tax regulations.

The Company’s estimate of uncertainty in income taxes is based on the framework established in the accounting for income taxes guidance. This guidance addresses the determination of how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. For tax positions that meet this recognition threshold, the Company applies judgment, taking into account applicable tax laws and experience in managing tax audits and relevant GAAP, to determine the amount of tax benefits to recognize in the financial statements. For each position, the difference between the benefit realized on our tax return and the benefit reflected in the financial statements is recorded as a liability in the balance sheet. This liability is updated at each financial statement date to reflect the impacts of audit settlements and other resolution of audit issues, expiration of statutes of limitation, developments in tax law and ongoing discussions with taxing authorities. As of December 31, 2012 and 2011 there are no uncertain tax positions that should be recorded in the financial statements. In addition, the Company does not have any accrued interest and penalties related to unrecognized tax benefits.

Investment in affiliated companies - Investments in affiliates (20% to 50% owned) in which the Company has the ability to exercise significant influence over operating and financial policies are accounted for by the equity method.

Fair Value of Financial Instruments - The carrying amounts of financial instruments, including cash and cash equivalents, trade and note receivables, accounts and notes payable and accrued expenses approximate fair value as of December 31, 2012 and 2011, because of the relatively short maturity of those instruments. See Note 6 and 9, for disclosures regarding the fair value of mutual funds and indebtedness of the Company, respectively.

Note 3. Composition of Certain Financial Statements Captions

	December 31,
	2012	2011

(in thousands of U.S. dollars - ThUS$)	ThUS$	ThUS$

Accounts receivable, net
Accounts receivable	30,421	55,230
Less allowance for doubtful accounts (3)	-	-

	30,421	55,230

Inventories, net
Bits and diamonds	944	1,243
Bars and casings	5,219	6,358
Spare parts and other	11,919	11,927
Less adjustments of inventory value (3)	(603)	(533)

	17,479	18,995

Prepaid expenses and other current assets
Prepaid expenses	733	1,113
Other receivable	550	723

	1,283	1,836

Accounts payable
Foreign suppliers	4	142
Domestic suppliers	5,229	15,388

	5,233	15,530

Withholdings and Accrued expenses
Vacation benefits	4,057	4,091
Withholdings	4,594	3,300
Other	2,677	3,137

	11,328	10,528

Accrued expenses
Plan for executives (1)	4,980	4,046

	4,980	4,046

Unearned income - current portion
Advances from customers (2)	1,415	1,386

	1,415	1,386

Unearned income - long term portion
Advances from customers (2)	719	1,552

	719	1,552

(1)
During May 2011, the Company established a compensation plan for executives, with the purpose of retaining those executives considered key to business and company’s development. The compensation plan is to provide economic benefits to these executives, who must meet certain requirements in order to be eligible to receive these benefits, such as to remain in the company for certain period of time, in the event of voluntary resignation. In case of dismissal or death, the benefit will become effective immediately. As of December 31, 2012 and 2011, the amount of this provision is ThUS$4,980 and ThUS$4,046, respectively.

(2)	The following table reflects the detail of unearned income as of December 31, 2012 and 2011:

	December 31,
	2012		2011
	Short term	Long term	Short term	Long term
	ThUS$	ThUS$	ThUS$	ThUS$

Minera Escondida (i)	960	719	887	1,552
Minera Escondida (ii)	-	-	123	-
Compañía Minera Doña Inés de Collahuasi (iii)	-	-	284	-
Anglo American Sur S.A. (iv)	-	-	92	-
Minera Spence S.A. (v)	455	-	-	-

Total	1,415	719	1,386	1,552

(i)
Relates to advance payments received from customer Minera Escondida for drilling integral services, which will be recognized over 68 monthly installments in accordance to actual footage or meterage drilled. As of December 31, 2012 and 2011 the outstanding balance amounted ThUS$1,679 and ThUS$2,439, which corresponds to 21 and 33 monthly installments, respectively. For this transaction the Company has issued letters of guarantee (see Note 13).

(ii)	Relates to advance payments received from customer Minera Escondida for a total amount of ThUS$123, for drilling services to be provided within the first months of 2012.

(iii)	Relates to advance payments received from customer Compañía Minera Doña Inés de Collahuasi for a total amount of ThUS$284 for purchases of materials, that were delivered in January 2012.

(iv)	Relates to an advance payment receive from customer Anglo American Sur S.A. for a total amount of ThUS$92 for drilling services to be provided the first months of 2012.

(v)	Relates to an advance payment receive from customer Minera Spence S.A. for a total amount of ThUS$455 for drilling services to be provided during the first semester of 2013.

(3)	The following table reflects the changes in the allowance for doubtful accounts receivables and adjustments of inventory value accounts:

	Beginning	Charged to		Ending
	balance	expense	Written-off	balance
in thousands of U.S. dollars - ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
2012
Allowance for doubtful accounts receivables	-	-	-	-

Adjustments of inventory value	533	122	(52)	603

2011
Allowance for doubtful accounts receivables	-	-	-	-

Adjustments of inventory value	423	110	-	533

Note 4. Cash and Cash Equivalents

The detail of cash and cash equivalents is as follows:

	2012	2011
	ThUS$	ThUS$

Cash in banks	2,615	4,330
Marketable securities (1)	12,972	-

Total	15,587	4,330

(1)	The marketable securities correspond to investments in mutual funds. The following table reflects the detail of these mutual funds:

Financial			Number	2012	2011
Institution	Fund	Currency	of units	ThUS$	ThUS$

Santander Asset Management S.A.	Tesorería	Ch$	2,158,374.0906	7,299	-
Santander Asset Management S.A.	Tesorería	Ch$	739,797.8638	2,502	-
Itaú Chile Adm. Gral. de Fondos S.A.	Capital	Ch$	268,826.8924	671	-
Banchile Inversiones	Liquidez Full	Ch$	930,711.1169	2,500	-

Total				12,972	-

Note 5. Supplemental Cash Flow Information

Supplemental cash flow information is summarized as follows:

	For the Year Ended	For the Year Ended	For the Year Ended
	December 31, 2012	December 31, 2011	December 31, 2010
(unaudited)
in thousands of U.S. dollars - ThUS$	ThUS$	ThUS$	ThUS$

Income taxes paid	3,772	3,362	2,570
Non-cash items	-	-	-

Note 6. Fair Value Measurements

The Company’s estimates of fair value for financial assets and liabilities are based on the framework established in the fair value accounting guidance. The framework in based on the inputs used in the valuation, gives the highest priority to quoted prices in active markets and requires that observable inputs be used in the valuations when available. The three levels of inputs used to measure fair value are listed below:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than those included in Level 1, such as quoted market prices for similar assets and liabilities in active markets or quoted prices for identical assets in inactive markets.

Level 3 – Unobservable inputs reflecting our own assumptions and best estimate of what inputs market participants would use in pricing an asset or liability.

The Company’s assessment of the significance of a particular input to the fair value in its entirety requires judgment and considers factors specific to the asset or liability. The Company’s financial instruments held at fair value are presented below as of December 31, 2012:

Financial assets held at fair value	Carrying	Fair value measurements
	value	Level 1	Level 2	Level 3
	ThUS$	ThUS$	ThUS$	ThUS$

Mutual funds	12,972	12,972	-	-

Total	12,972	12,972	-	-

Note 7. Investment in Affiliates

The Company holds jointly controlled interest of 50% in Centro Internacional de Formación S.A. and Geo Estrella S.A., which is accounted for under the equity method.

Summarized financial information of the affiliates as of December 31, 2012, 2011 and 2010, and for the years then ended, are as follows:

12.31.2012	Non-current	Current	Non-current	Current		Net	Undistributed
Company	assets	assets	liabilities	liabilities	Equity	income	earnings
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Centro Internacional de Formación S.A.	-	311	-	27	284	91	174
Geo Estrella S.A.	-	158	-	-	158	10	148

12.31.2011	Non-current	Current	Non-current	Current		Net	Undistributed
Company	assets	assets	liabilities	liabilities	Equity	income	earnings
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Centro Internacional de Formación S.A.	5	228	14	26	193	36	138
Geo Estrella S.A.	-	152	-	-	152	103	49

12.31.2010	Non-current	Current	Non-current	Current		Net	Undistributed
	assets	assets	liabilities	liabilities	Equity	income	earnings
Company	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Centro Internacional de Formación S.A.	4	162	-	9	157	69	69
Geo Estrella S.A.	253	2,196	-	2,400	49	10	39

Note 8. Related party transactions

The Company is affiliated with a number of companies through common ownership.  The balances of related party receivables and payables at year end and transactions during the year are as follows:

	Accounts receivable / payables				Transactions
	Short	Long	Short	Long	Sales and			Purchases and
	term	term	term	term	other revenues			other costs
	2012		2011		2012	2011	2010	2012	2011	2010
							(unaudited)			(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Due from related companies:
MDF S.A.	-	-	482	-	141	185	106	-	-	-
Geotec Perú S.A.	-	-	17	-	42	27	28	-	-	-
Boytec Sondajes de México S.A.	-	-	1,056	791	2,534	15	207	-	-	-
Sondajes Geotec Colombia S.A.S	5	-	-	-	931	-	17	-	-	-
Christensen Chile S.A.	-	-	-	-	1,105	1,067	992	-	-	-
Christensen Comercial S.A.	-	-	-	-	-	6	8	-	-	-
Cs Geocontroladores S.A.	-	-	-	-	41	-	-	-	-	-
Technosteel S.A.	-	-	-	-	11	-	-	-	-	-
Terratec S.A.	-	-	-	-	270	-	-	-	-	-
Geotec S.A.	-	-	-	-	21	-	-	-	-	-
Datawell S.A.	-	-	-	-	125	-	-	-	-	-
Geo Estrella S.A	3	-	-	-	3	9	293	-	-	-

Total	8	-	1,555	791

Due to related companies:
Inmobiliaria Plantel Industrial Ltda. (Ex - Plantel Industrial S.A.)	-	-	-	-	-	-	-	1,300	1,306	1,160
Christensen Comercial S.A.	-	-	-	-	-	-	-	20	44	18
MDF S.A.	63	-	259	-	-	-	-	8,506	13,651	8,627
Geo Estrella S.A	24	-	-	-	-	-	-	24	-	-
Christensen Chile S.A.	741	-	2,460	-	-	-	-	13,518	18,950	16,424
Cs Geocontroladores S.A.	-	-	-	-	-	-	-	1,168	-	-
Imatec Ltda.	-	-	-	-	-	-	-	125	-	-
Gesanet S.A.	-	-	-	-	-	-	-	90	-	-
Technosteel S.A.	-	-	-	-	-	-	-	27	-	-
Terratec S.A.	-	-	-	-	-	-	-	7,682	-	-
Datawell S.A.	-	-	-	-	-	-	-	4,564	-	-
CSI S.A.	-	-	-	-	-	-	-	112	-	-
Centro Internacional de Formación S.A.	-	-	-	-	-	-	-	161	-	-

Total	828	-	2,719	-

Inmobiliaria Plantel Industrial Ltda.:

On August 2002, the Company leased an industrial plant located in the city of Santiago to Inmobiliaria Plantel Industrial Ltda.  The monthly installments for the year 2012 were ThUS$65 (ThUS$65 in 2011).

On June 2007, the Company leased an industrial plant located in the city of Antofagasta to Inmobiliaria Plantel Industrial Ltda.  The monthly installments for the year 2012 were ThUS$39 (ThUS$39 in 2011).

Future minimum rental payments required under operating leases in excess of one year from December 31, 2012 and 2011, are as follows:

	2012	2011
	ThUS$	ThUS$

2012	-	1,212
2013	1,255	-
2014	-	-
2015	-	-
2016	-	-
2017 and thereafter	-	-

Boytec Sondajes de México S.A.:

On August 2011, the Company made two loans to Boytec Sondajes de México S.A. for ThUS$650 and ThUS$1,000, respectively. The loans mature on August 2013, and bear interest of 4.90% in the year 2012 (4.90% in 2011).

On September 2011, the Company made a loan to Boytec Sondajes de México S.A. for ThUS$650. The loan matures on September 2013, and bear interest of 4.55% in the year 2012 (4.55% in 2011).

These loans were prepaid on March 2012.

Christensen Chile S.A.: The account payable to Christensen Chile S.A., relates to purchases of raw materials used in production.

The accounts payable and receivable with related parties are being paid or received within the normal business cycle of the Company, as other suppliers or customers, and therefore do not bear any interest.

Note 9. Short Term and Long Term Debt

a.	Short Term Debt

The following table reflects the detail of the short-term debt:

Financial			Monthly	Issuance	Expiration	2012	2011
Institution	Transaction	Currency	rate	date	date	ThUS$	ThUS$

Banco BBVA (1)	Loan	Ch.$	0.59%	Dec - 2011	Jan - 2012	-	5,778
Banco BBVA (2)	Letter of credit	US$	Libor + 1.28%	Dec - 2011	Feb - 2012	-	1,117

Total						-	6,895

(1)	On December 19, 2011, the Company entered into a loan with bank BBVA for ThUS$5,778, which bear a monthly interest rate of 0.59% and matures in January, 2012. On January 20, 2012 the loan was paid.

(2)	Letter of credit to finance the importation of a drilling machine Schramm T685. On February, 2012, the letter of credit was paid.

b.	Long Term Debt

Debt outstanding as of December 31, 2012 and 2011, whose carrying value approximates fair value, was as follows:

Financial	Transaction	Currency	Rate	Short-term portion		Long-term		Expiration
Institution				2012	2011	2012	2011	date
				ThUS$	ThUS$	ThUS$	ThUS$

Banco Security	Loan	Ch$	4.30%	214	297	-	218	Aug - 2013
Banco Security	Loan	Ch$	4.30%	323	462	-	328	Aug - 2013
Banco Security	Loan	Ch$	3.95%	241	297	-	245	Sept - 2013

				778	1,056	-	791

The purpose of those loans was to finance the purchase of a machinery from the related party Boytec Sondajes de México S.A.  The Company recorded an account receivable from Boytec Sondajes de México S.A. as of December 31, 2011 (See Note 8).

As of December 31, 2012 and 2011, debt outstanding will mature by fiscal year as follows:

In thousands of U.S. dollars - ThUS$	2012	2011

2012	-	1,056
2013	778	791
2014	-	-

Total	778	1,847

Note 10. Leases

Financial	Transaction	Currency	Monthly	Short-term portion		Long-term		Expiration
Institution			rate	2012	2011	2012	2011	date
				ThUS$	ThUS$	ThUS$	ThUS$

Banco Santander	lease-back	UF	0.33%	-	127	-	-	Feb - 2012
Banco Santander	lease-back	UF	0.55%	305	-	270	-	Oct - 2014
Banco BBVA	lease-back	UF	0.63%	-	21	-	-	Jan - 2012
Banco BBVA	lease-back	UF	0.48%	-	434	-	-	Sept - 2012
Banco BBVA	lease-back	UF	0.58%	613	-	214	-	Apr - 2014
Banco Chile	lease-back	Ch$	0.47%	-	754	-	-	Oct - 2012
Banco Chile	lease-back	UF	0.30%	88	475	-	81	Feb - 2013
Banco Chile	lease-back	UF	0.51%	838	-	216	-	Mar - 2014
Banco Itaú	lease-back	UF	0.56%	289	-	310	-	Dec - 2014

Total				2,133	1,811	1,010	81

As of December 31, 2012, the Company has entered into five sale and leaseback contracts with banks, which are denominated in Ch$ (Chilean pesos) and UF (UF: is an inflation-indexed, Chilean peso-denominated monetary unit.  The UF rate is set daily in advance based on the change in the Consumer Price Index in relation to the previous month as reported in the monthly publication of the Central Bank of Chile). These leases are payable in monthly installments throughout the years 2013 and 2014. The assets acquired are trucks perforators and machinery, and the detail of the years to maturity is as follows:

Years to maturity	2012	2011
	ThUS$	ThUS$

2012	-	1,811
2013	2,133	81
2014	1,010	-

Total	3,143	1,892

Note 11. Income taxes

Income before income taxes is as follows:

	For the Year Ended December 31,
	2012	2011	2010
	ThUS$	ThUS$	ThUS$
in thousands of U.S. dollars - ThUS$			(unaudited)

Income before income taxes	9,924	22,410	14,796

The benefit/(expense) for incomes taxes consists of the following:

	For the Year Ended December 31,
	2012	2011	2010
	ThUS$	ThUS$	ThUS$
in thousands of U.S. dollars - ThUS$			(unaudited)

Current taxes	(1,499)	(4,501)	(1,783)

Deferred taxes	(627)	380	22

Total, net	(2,126)	(4,121)	(1,761)

Deferred income tax assets and liabilities as of December 31, 2012 and 2011 are comprised of the following:

	Short term		Long-term
	December 31,		December 31,
	2012	2011	2012	2011
	ThUS$	ThUS$	ThUS$	ThUS$
in thousands of U.S. dollars - ThUS$

Deferred income tax assets:
Vacation accruals	811	757	-	-
Unearned income	139	133	36	66
Other provision	325	473	-	-
Inventory reserve	134	126	-	-

Deferred income tax assets	1,409	1,489	36	66

Deferred income tax liabilities:
Property, plant and equipment	184	29	1,023	786
Capital leases	471	416	799	868
Compensation plan for executives	-	-	171	-

Deferred income tax liabilities	655	445	1,993	1,654

A reconciliation of total income tax expense to statutory tax rate is as follows:

					For the year ended
	For the year ended		For the year ended		December 31, 2010
	December 31, 2012		December 31, 2011		(unaudited)
	Amount	Effective	Amount	Effective	Amount	Effective
in thousands of U.S. dollars - ThUS$	ThUS$	Rate	ThUS$	Rate	ThUS$	Rate

Income tax at statutory tax rate	1,985	20.00%	4,482	20.00%	2,515	17.00%
Difference in tax expense resulting from:
Non deductible expenses	166	1.67%	-	-	(6)	(0.04%)
Permanent differences	(11)	(0.11%)	-	-	-	-
Other	(14)	(0.14%)	(361)	(1.61%)	(748)	(5.06%)

Income tax expense	2,126	21.42%	4,121	18.39%	1,761	11.90%

The Company is potentially subject to income tax audits in Chile until the applicable statute of limitations expires. Tax audits by their nature are often complex and can require several years to complete. The tax years subject to examination are 2007 through 2012.

Note 12. Stockholders’ equity

Common stock - As of December 31, 2012, common stock authorized, issued and outstanding consists of 3,600,000 no-par value shares.

Dividend distribution - As approved at the Ordinary Stockholders’ meeting, the Board of Directors agreed on January, February, March, April, May, June, August, September, October, November  and December of 2012 to pay dividends of US$0.139, US$0.139, US$0.139, US$0.139,US$0.139, US$0.139, US$0.139, US$0.139, US$0.139, US$0.139 and US$0.138 per share, respectively.  The total dividend distribution amounted to ThUS$5,500.

As approved at the Ordinary Stockholders’ meeting, the Board of Directors agreed on March, April, May, June, August, September, November  and December of 2011 to pay dividends of US$0.136, US$0.141, US$0.141, US$0.139,US$0.136, US$0.127, US$0.144 and US$0.147 per share, respectively.  The total dividend distribution amounted to ThUS$4,000.

As approved at the Ordinary Stockholders’ meeting, the Board of Directors agreed on February, March, April, June, August, September and December of 2010 to pay dividends of US$0.140, US$0.140, US$0.140, US$0.140, US$0.135 and US$0.138 per share, respectively.  The total dividend distribution amounted to ThUS$3,000.

Note 13. Guarantees

As of December 31, 2012, the Company has given letters of guarantee to customers for the fulfillment of contracts and proposals, amounting to ThUS$11,017.  This amount includes ThUS$2,673 from the client Minera Escondida Ltda.

		Letter of	Issuance	Expiring
Bank issuer	Beneficiary	guarantee	date	date	Amount
		N°			ThUS$

Security	Anglo American Michiquillay S.A	339788	08/09/12	02/13/13	11
Security	Anglo American Norte S.A	339787	08/09/12	02/15/13	23
CorpBanca	Anglo American Sur S.A	106773	08/10/12	02/15/13	18
CorpBanca	Cia. Constructual Min. Candelaria	117557	11/19/12	02/21/13	5
Security	Cia Minera Doña Ines de Collahuasi	328125	03/29/12	03/31/13	1,366
Security	Cia Minera Doña Ines de Collahuasi	327904	03/27/12	03/31/13	467
Security	Cia Minera Doña Ines de Collahuasi	346610	10/23/12	04/30/13	119
Security	Compass Catering SA.	326269	03/09/12	03/15/13	118
Security	Compass Catering SA.	326281	03/09/12	04/15/13	169
BBVA	Codelco Chile SA	87475	03/28/12	03/01/13	302
Security	Faena Teniente	353544	12/20/12	12/20/13	135
CorpBanca	Min. Escondida Ltda.	100272	06/05/12	12/31/12	437
Bco. Chile	Min. Escondida Ltda.	333534-9	08/14/12	01/02/13	80
Bco. Chile	Min. Escondida Ltda.	333533-1	08/14/12	01/30/13	80
Bco. Chile	Min. Escondida Ltda.	333530-7	08/14/12	02/28/13	80
Bco. Chile	Min. Escondida Ltda.	333529-2	08/14/12	04/01/13	80
Bco. Chile	Min. Escondida Ltda.	333528-4	08/14/12	04/30/13	80
Bco. Chile	Min. Escondida Ltda.	333527-6	08/14/12	05/30/13	80
Bco. Chile	Min. Escondida Ltda.	333526-8	08/14/12	07/01/13	80
Bco. Chile	Min. Escondida Ltda.	333525-0	08/14/12	07/30/13	80
Bco. Chile	Min. Escondida Ltda.	004093-7	08/14/12	08/30/13	80
Bco. Chile	Min. Escondida Ltda.	004092-9	08/14/12	09/30/13	80
Bco. Chile	Min. Escondida Ltda.	004091-1	08/14/12	10/30/13	80
Bco. Chile	Min. Escondida Ltda.	004090-3	08/14/12	12/02/13	80
Bco. Chile	Min. Escondida Ltda.	004089-8	08/14/12	12/30/13	80
Bco. Chile	Min. Escondida Ltda.	004088-0	08/14/12	01/30/14	80
Bco. Chile	Min. Escondida Ltda.	004087-2	08/14/12	02/28/14	80
Bco. Chile	Min. Escondida Ltda.	004086-4	08/14/12	03/21/14	80
Bco. Chile	Min. Escondida Ltda.	004085-6	08/14/12	04/30/14	80
Bco. Chile	Min. Escondida Ltda.	000000-0	08/14/12	05/30/14	80
Bco. Chile	Min. Escondida Ltda.	004080-6	08/14/12	06/30/14	80
Bco. Chile	Min. Escondida Ltda.	004079-1	08/14/12	07/30/14	80
Bco. Chile	Min. Escondida Ltda.	004078-3	08/14/12	09/01/14	80
Bco. Chile	Min. Escondida Ltda.	004095-3	08/14/12	09/30/14	80
BBVA	Min. Escondida Ltda.	82438	11/20/12	09/13/13	476
CorpBanca	Min. Gaby	111295	10/22/12	07/22/13	298
Bco. Santander	Cía. Minera del Pacifico	2199	12/11/12	04/30/13	146
Security	Minera Spence	309232	09/14/11	01/15/14	1,508
BBVA	Minera Tres Valles	75603	05/28/12	11/02/13	511
CorpBanca	Piezometricos div. RT	108943	09/26/12	02/04/13	227
BBVA	Sondajes Geotec Colombia	809413	02/23/12	03/23/13	1,100
BBVA	Cía. Minera del Pacifico	75601	06/18/12	01/11/13	350
Bco. Santander	Boytec Sondajes de México S.A. de C.V.	361492	03/08/12	04/07/14	1,471

				Total	11,017

As of December 31, 2011, the Company has given letters of guarantee to customers for the fulfillment of contracts and proposals, amounting to ThUS$5,731.  This amount includes ThUS$1,530 from the client Minera Escondida Ltda.

		Letter of	Issuance	Expiring
Bank issuer	Beneficiary	guarantee	date	date	Amount
		N°			ThUS$

BBVA	Cia. Min. Ines de Collahuasi SCM	70440	4/27/2011	3/31/2012	1,263
Security	Cia. Min. Ines de Collahuasi SCM	297292	4/27/2011	3/31/2012	421
CorpBanca	Minera Mulpun Limitada	83904	5/13/2011	5/6/2012	505
Security	Minera Spence S.A.	309232	9/14/2011	1/15/2014	1,361
BBVA	Minera Escondida Ltda.	73429	10/20/2011	11/15/2012	429
CorpBanca	Codelco Chile Div. Chuqui	92056	10/19/2011	10/1/2012	331
Security	Codelco Chile Div. RT	3122172	10/19/2011	10/1/2012	105
CorpBanca	Minera Escondida Ltda.	83019	12/27/2011	6/30/2012	399
Security	Compañía Minera del Pacifico S.A.	318496	10/28/2011	4/15/2012	215
Santander Stgo.	Min. Escondida Ltda.	8767	7/1/2008	1/30/2012	117
Santander Stgo.	Min. Escondida Ltda.	8878	7/1/2008	2/28/2012	117
Santander Stgo.	Min. Escondida Ltda.	8880	7/1/2008	3/30/2012	117
Santander Stgo.	Min. Escondida Ltda.	8795	7/1/2008	4/30/2012	117
Santander Stgo.	Min. Escondida Ltda.	8801	7/1/2008	5/30/2012	117
Santander Stgo.	Min. Escondida Ltda.	8796	7/1/2008	6/30/2012	117

				Total	5,731

Note 14. Contingencies and commitments

The Company is not involved in any contingencies and commitments as of December 31, 2012 and 2011.

Note 15. Subsequent events

Between January 1, 2013 and March 28, 2013, the issuance date of these financial statements, no subsequent events occurred that could materially affect the financial results of the Company.

Note 16. New accounting pronouncements

In January 2013, the FASB issued accounting guidance clarifying the scope of its previously issued requirements to disclose gross and net amounts of eligible financial assets and financial liabilities recognized on the balance sheet. The guidance is effective for annual reporting periods beginning after January 1, 2013, and interim periods within those annual periods. The Company will adopt the revised accounting guidance effective January 1, 2013, and anticipates that this adoption will have limited impact on the Company’s disclosures.

* * * * * *